UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

                                    FORM 4

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

1.     Name and Address of Reporting Person*

       Elliott Associates, L.P.
       712 Fifth Avenue
       New York, New York 10019

2.     Issuer Name and Ticker or Trading Symbol

       ISCO International, Inc. (ISCO)

3.     IRS or Social Security Number of Reporting Person (Voluntary)

4.     Statement for Month/Year

       02/02

5.     If Amendment, Date of Original (Month/Year)

6.     Relationship of Reporting Person(s) to Issuer (Check all applicable)

       [x] Director
       [ ] Officer (give title below)
       [x] 10% Owner
       [ ] Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

       [x] Form filed by One Reporting Person
       [ ] Form filed by More than One Reporting Person




*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Table I - Non-Derivative Securities Acquired,  Disposed of, or Beneficially
Owned

1.     Title of Security (Instr. 3)

             Common Stock

2.     Transaction Date (Month/Day/Year)

             02/15/02

3.     Transaction Code (Inst. 8)

             Code

                 X

             V


4.     Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

             Amount

                 9,662,491

             (A) or (D)

                 A

             Price

                 $0.50

5.     Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

             28,636,988

6.     Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

             D

7.     Nature of Indirect Beneficial Ownership (Instr. 4)

             Not applicable.


Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.     Title of Derivative Security (Instr. 3)

             Subscription Rights (right to buy)

2.     Conversion or Exercisable Price of Derivative Security

             $0.50

3.     Transaction Date (Month/Day/Year)

             02/15/02

4.     Transaction Code (Instr. 8)

             Code

                 X

             V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

             (A)


             (D)

                 7,020,564

6.     Date Exercisable and Expiration Date (Month/Day/Year)

             Date Exercisable:

                 Immediately

             Expiration Date:

                 02/15/02

7.     Title and Amount of Underlying Securities (Instr. 3 and 4)

             Title:

                 Common Stock

             Amount or Number of Shares:

                 9,662,491

8.     Price of Derivative Security (Inst. 5)

             Not applicable.

9.     Number  of  Derivative  Securities  Beneficially  Owned at End of Month
       (Instr. 4)

             0

10.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
       (Instr. 4)

             D

11.    Nature of Indirect Beneficial Ownership (Instr. 4)

             Not appliable.


Explanation of Responses:

**Intentional   misstatement  or  omissions  of  facts  constitute  Federal
Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       Date: March 8, 2002

                 ELLIOTT ASSOCIATES, L.P.
                 By: Elliott Capital Advisors, L.P., as General Partner
                    By: Braxton Associates, Inc., as General Partner


                           By: /s/ Elliot Greenberg
                                Elliot Greenberg
                                 Vice President

                 **Signature of Reporting Person